Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Registration Statement (Form S-4, File No. 333-155248) and related Proxy Statement/Prospectus of The PNC Financial Services Group, Inc. for the registration of (a) 106,548,136 shares of its common stock, (b) 1,500 shares of its 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L, and (c) 5,751 shares of its Non-Cumulative Perpetual Preferred Stock, Series M, and to the incorporation by reference of our report dated February 13, 2008 (except Note 27, as to which the date is November 12, 2008), with respect to the consolidated financial statements of National City Corporation and our report dated February 13, 2008, with respect to the effectiveness of internal control over financial reporting of National City Corporation, included in its Current Report (Form 8-K) dated November 12, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
November 18, 2008